Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

PREMCOR COMPLETES NEW SENIOR CREDIT FACILITY

OLD GREENWICH, Connecticut, April 14, 2004—Premcor Inc. (NYSE: PCO) today announced that its wholly-owned subsidiary, The Premcor Refining Group Inc. (“PRG”), has completed its $1.0 billion Senior Secured Revolving Credit Facility (the “facility”) maturing in April 2009. The new facility replaces PRG’s existing $785 million credit facility, extends the maturity date of the facility, reduces the cost of issuing letters of credit, contains less restrictive covenants and expands the cash borrowing ability of the company. Proceeds from the facility will be used primarily to provide letters of credit in support of crude oil and feedstock purchases for the company’s refinery operations, and to provide for other working capital needs.

Citigroup Global Markets Inc. acted as the sole lead arranger and book running manager for the new facility. Fleet National Bank acted as syndication agent, and Bank One, NA and SunTrust were co-documentation agents.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Michelle Kilic, (203) 698-5921 (Investors)